                                                                    Exhibit 99.1

(1)     Mr. Weiner is associated with Apollo Advisors IV, L.P. ("Advisors").
Advisors is the general partner of Apollo Investment Fund IV, L.P. ("AIF") and
Apollo Overseas Partners Fund, L.P. ("AOP" and with AIF, the "Apollo Funds").
AIF is the sole member and manager of Apollo Sylvan, LLC ("LLCI") and AOP is the sole member and manager of Apollo Sylvan II, LLC ("LLCII" and with LLCI, the
"Members"). Apollo Capital Management IV, Inc. ("ACM") is the general partner of
Advisors. Apollo Management IV, L.P. ("Management") is the manager of the Apollo
Funds. AIF IV Management, Inc. ("AIFM") is the general partner of Management.
Mr. Weiner disclaims beneficial ownership of all securities of Educate, Inc.
that may be deemed beneficially owned by Apollo Funds, the Members, Advisors,
ACM, Management and AIFM. This report shall not be deemed an admission that Mr.
Weiner is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.